Exhibit 99.2
                       Ramtron International Corporation
                             1850 Ramtron Drive
                       Colorado Springs, Colorado  80921


March 29, 2002




United States
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

Pursuant to Securities and Exchange Commission Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02, this letter is to confirm that Ramtron International Corporation has received assurance from its independent public accountants, Arthur Andersen LLP ("Arthur Andersen"), that Arthur Andersen's audit of our consolidated financial statements as of December 31, 2001 and for the year then ended (the "Audit") was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the Audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the Audit.

Sincerely,

Ramtron International Corporation

/S/ LuAnn D. Hanson
-------------------
LuAnn D. Hanson
Chief Financial Officer

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